Exhibit 99.1

SPACEHAB, Inc. 12130 Highway 3, Bldg. 1 Webster, Texas 77598-1504 1.713.558.5000 fax: 1.713.558.5960 www.spacehab.com

FOR IMMEDIATE RELEASE

SPACEHAB RECEIVES NASDAQ LISTING DEFICIENCY LETTER

Houston, Texas, February 9, 2006 – SPACEHAB, Incorporated (NASDAQ/NMS: SPAB), a leading provider of commercial space services, announced receipt of a Nasdaq Staff Deficiency letter on February 8, 2006 indicating that the Company is below the minimum equity requirement of $10.0 million and accordingly does not comply with Marketplace Rule 4450(a)(3).

Nasdaq stated in its notice that it is reviewing the Company’s eligibility for continued listing on the Nasdaq National Market. In order to facilitate the review, SPACEHAB has been asked and means to submit a plan by February 23, 2006 on how the Company intends to achieve and sustain compliance with Nasdaq National Market listing requirements. In the event the Company is unable to deliver a plan acceptable to Nasdaq, SPACEHAB would expect to receive notification that its securities will be delisted. At that time, the Company has the option to appeal the Staff’s decision to a Nasdaq Listing Qualifications Panel.

About SPACEHAB, Incorporated

SPACEHAB, Incorporated (www.spacehab.com) is a leading provider of commercial and government space services with three primary business units. The Flight Services business unit develops, owns, and operates habitat and laboratory modules and cargo carriers aboard NASA’s Space Shuttles for Space Station resupply and research purposes. SPACEHAB’s Astrotech subsidiary provides payload processing support services for both commercial and government customers at company-owned facilities in Florida and California. The Company’s Government Services business unit supports NASA’s Johnson Space Center providing configuration management, product engineering, and support services for both the Space Station and Space Shuttle programs. Additionally, through The Space Store, Space Media provides space merchandise to the public and space enthusiasts worldwide (www.thespacestore.com).

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Kimberly Campbell

Vice President

Corporate Marketing and Communications

SPACEHAB, Inc.

713.558.5049

campbell@spacehab.com

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